Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statement (No. 333-176700) on Form S-3 of XPO Logistics, Inc. of our report dated September 17, 2012, with respect to the combined financial statements of Kelron Corporate Services Inc. and Kelron Distribution Systems (Cleveland) LLC which comprise the combined balance sheets as of March 31, 2012, March 31, 2011 and April 1, 2010, and the combined statements of operations, retained earnings and cash flows for the years ended March 31, 2012 and March 31, 2011, which report appears in this Amendment No. 1 to Current Report on Form 8-K/A of XPO Logistics, Inc. dated August 3, 2012.

/s/ Zeifmans LLP

ZEIFMANS LLP CHARTERED ACCOUNTANTS

Toronto, Ontario, Canada

October 17, 2012

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